CUSIP No. 929160-10-9                13G                     Page 1 of 10 pages


                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549


                                 SCHEDULE 13G

                   Under the Securities Exchange Act of 1934

                      (Amendment No.         20        )*
                                     ------------------


                           VULCAN MATERIALS COMPANY
                           ------------------------
                               (Name of Issuer)

                                 Common Stock
                                 ------------
                        (Title of Class of Securities)


                                  929160-10-9
                                  -----------
                                (CUSIP Number)

                                Not Applicable
                       --------------------------------
            (Date of Event Which Requires Filing of this Statement)

   Check the appropriate box to designate the rule pursuant to which this
   Schedule is filed:

         [X]  Rule 13d-1(b)
         [ ]  Rule 13d-1(c)
         [ ]  Rule 13d-1(d)

   *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

   The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).
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CUSIP No.929160-10-9                  13G                    Page 2 of 10 pages

------------------------------------------------------------------------------
      NAME OF REPORTING PERSONS.
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

               AmSouth Bancorporation
               No. 63-0591257
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4

                 Delaware
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF
                                     -0-
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6

     OWNED BY                      2,936,355
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING
                                     -0-
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                                   2,737,045
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
                                   3,190,420
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10    (SEE INSTRUCTIONS)


------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11

                                     9.5%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
12    HC


------------------------------------------------------------------------------
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CUSIP No.929160-10-9                  13G                    Page 3 of 10 pages

------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS.
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

               AmSouth Bank
               No. 63-0935103
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4

                 Alabama
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF
                                     -0-
      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6

     OWNED BY                      2,936,355
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING
                                     -0-
      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                                   2,737,045
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
                                   3,190,420
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10    (SEE INSTRUCTIONS)


------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11

                                     9.5%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
12    BK


------------------------------------------------------------------------------
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CUSIP No. 929160-10-9               13G                      Page 4 of 10 pages



                               AMENDMENT NO. 20
                                      TO
                                 STATEMENT ON
                                 SCHEDULE 13G
                                FILED WITH THE
                      SECURITIES AND EXCHANGE COMMISSION
                                 ON BEHALF OF
                            AMSOUTH BANCORPORATION
                                      AND
                                 AMSOUTH BANK

              Report for the Calendar Year Ended December 31, 1998

   Item 1(a)   Name of Issuer:
   ---------

               Vulcan Materials Corporation

   Item 1(b)   Address of Issuer's Principal Executive Offices:
   ---------

               1200 Urban Drive Center
               Birmingham, Alabama  35242

   Item 2(a)   Name of Persons Filing:
   ---------

               AmSouth Bancorporation
               AmSouth Bank

   Item 2(b)   Address of Principal Business Office or, if none, Residence:
   ---------

               AmSouth Bancorporation
                  AmSouth/Sonat Tower
                  1900 Fifth Avenue North
                  Birmingham, Alabama  35203

               AmSouth Bank
                  AmSouth/Sonat Tower
                  Birmingham, Alabama  35203


   Item 2(c)   Citizenship:
   ---------

               AmSouth Bancorporation is a Delaware corporation. AmSouth Bank is a bank organized under the laws of the State of Alabama.

   Item 2(d)   Title of Class of Securities:
   ---------

               Common Stock

   Item 2(e)   CUSIP Number:  929160-10-9
   --------

   Item 3 If this Statement is filed pursuant to Section 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:
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CUSIP No. 929160-10-9              13G                     Page 5 of 10 pages

               (a)   [ ]  Broker or Dealer registered under Section 15 of the
                          Act (15 U.S.C. 78o)

               (b)   [X]  Bank as defined in Section 3(a)(6) of the Act
                          (15 U.S.C. 78c)

               (c)   [ ]  Insurance Company as defined in Section 3(a)(19)
                          of the Act (15 U.S.C. 78c)

               (d)   [ ]  Investment Company registered under Section 8 of the
                          Investment Company Act of 1940 (15 U.S.C. 80a-8)

               (e)   [ ]  An investment adviser in accordance with
                          (S)240.13d-1(b)(1)(ii)(E)

               (f)   [ ]  An employee benefit plan or endowment fund in
                          accordance with (S)240.13d-1(b)(1)(ii)(F)

               (g)   [X]  A parent holding company or control person in
                          accordance with (S)240.13d-1(b)(1)(ii)(G)

               (h)   [ ]  A savings associations as defined in Section 3(b)
                          of the Federal Deposit Insurance Act (12 U.S.C. 1813)

               (i)   [ ]  A church plan that is excluded from the definition
                          of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3)

               (j)   [ ]  Group, in accordance with (S)240.13d-1(b)(1)(ii)(J)

   Item 4      Ownership
   ------

               (a) Amount Beneficially Owned:

                              AmSouth Bancorporation:          3,190,420
                              AmSouth Bank:                    3,190,420

               (b) Percent of Class:

                              AmSouth Bancorporation:          9.5%
                              AmSouth Bank:                    9.5%

               (c) Number of shares as to which the person has:

                   (i) sole power to vote or to direct the vote:

                                     -0-

                   (ii) shared power to vote or direct the vote:

                               AmSouth Bancorporation:     2,936,355
                               AmSouth Bank:               2,936,355
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CUSIP No. 929160-10-9              13G                     Page 6 of 10 pages


                   (iii) sole power to dispose or  to direct the disposition of:

                                     -0-

                   (iv) shared power to dispose or to direct the disposition of:

                               AmSouth Bancorporation:     2,737,045
                               AmSouth Bank:               2,737,045

            Pursuant to Rule 13d-4, it is hereby declared that the filing of this Statement shall not be construed as an admission that AmSouth Bancorporation or AmSouth Bank is, for the purpose of Sections 13(d) or 13(g) of the Securities Exchange Act of 1934, the beneficial owner of any securities covered by this Statement.

   Item 5   Ownership of Five Percent or Less of a Class
   ------

            Not applicable

   Item 6   Ownership of More than Five Percent on Behalf of Another Person
   ------

            All of the shares covered by this Statement are held by trusts and estates of which AmSouth Bancorporation's subsidiary, AmSouth Bank, is a fiduciary. No single one of these trusts and estates holds as much as five percent of the class. Generally, under the terms of the instrument establishing each such trust or estate, dividends on and proceeds from the sale of securities held by the trust or estate are paid to it, with distribution of any such amounts to beneficiaries thereof being made from the trust or estate pursuant to the terms of the governing instrument.

   Item 7   Identification and Classification of the Subsidiary Which Acquired
   ------   the Security Being Reported on by the Parent Holding Company

            See Exhibit 1.

   Item 8   Identification and Classification of Members of the Group
   ------

            Not applicable.

   Item 9   Notice of Dissolution of Group
   ------

            Not applicable.

   Item 10  Certification
   -------

            By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business, and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities, and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

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CUSIP No. 929160-10-9              13G                     Page 7 of 10 pages


     Signatures:
     -----------

               After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this Statement is true, complete and correct.

     February  16, 1999
     ------------------
     Date

     AMSOUTH BANCORPORATION



     By:     /s/ Carl L. Gorday
           ---------------------
           Signature

     Carl L. Gorday, Assistant Secretary
     -----------------------------------
     Name/Title

CUSIP No. 929160-10-9              13G                     Page 8 of 10 pages


               After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this Statement is true, complete and correct.



     February 16, 1999
     -----------------
     Date



     AMSOUTH BANK



     By:     /s/ Carl L. Gorday
         ----------------------
         Signature


     Carl L. Gorday, Assistant Secretary
     -----------------------------------
     Name/Title

CUSIP No. 929160-10-9              13G                     Page 9 of 10 pages


                                   EXHIBIT 1
                                      TO
                               AMENDMENT NO. 20
                                      TO
                                 STATEMENT ON
                                 SCHEDULE 13G
                                FILED WITH THE
                      SECURITIES AND EXCHANGE COMMISSION
                                 ON BEHALF OF
                            AMSOUTH BANCORPORATION
                                      AND
                                 AMSOUTH BANK

             Report for the Calendar Year Ended December 31, 1998


               The securities covered by this Statement are held in a fiduciary capacity by the following subsidiary of AmSouth Bancorporation, which is a bank as defined in Section 3(a)(6) of the Securities Exchange Act of 1934, and classified in Item 3(b) of Schedule 13G:


                              AmSouth Bank

CUSIP No. 929160-10-9              13G                     Page 10 of 10 pages

                                   EXHIBIT 2
                                      TO
                               AMENDMENT NO. 20
                                      TO
                                 STATEMENT ON
                                 SCHEDULE 13G
                                FILED WITH THE
                      SECURITIES AND EXCHANGE COMMISSION
                                 ON BEHALF OF
                            AMSOUTH BANCORPORATION
                                      AND
                                 AMSOUTH BANK


             Report for the Calendar Year Ended December 31, 1998


               The undersigned, AmSouth Bancorporation and AmSouth Bank, hereby agree that the foregoing Statement on Schedule 13G is filed on behalf of each of them.


                    AMSOUTH BANCORPORATION



                    By:      /s/ Carl L. Gorday
                          -----------------------------------
                          Carl L. Gorday, Assistant Secretary



                    AMSOUTH BANK



                    By:     /s/ Carl L. Gorday
                          -----------------------------------
                          Carl L. Gorday, Assistant Secretary